EXHIBIT 99.2

Identification of Relevant Subsidiaries

Three entities, namely, (i) PAG Asia Alpha LP, (ii) PAG-P Asia Fund L.P., and (iii) PAG Quantitative Strategies Trading Limited, hold in aggregate 1,287,764 ADSs, representing 2,575,528 Class A ordinary shares (“Class A Ordinary Shares”), issued by Zhaopin Limited (the “Issuer”).

The abovementioned three entities are subsidiaries of two parent holding companies, Pacific Alliance Group Limited and PAG Holdings Limited. Pacific Alliance Group Limited and PAG Holdings Limited have caused a statement on Schedule 13G to be filed as a result of their subsidiaries’ beneficial holdings of the Issuer’s Class A Ordinary Shares, as follows:

PAG Asia Alpha LP holds 225,359 ADSs, representing 450,718, or 1.7%, of the Issuer’s Class A Ordinary Shares.

PAG PAG-P Asia Fund L.P. holds 225,358 ADSs, representing 450,716, or 1.7%, of the Issuer’s Class A Ordinary Shares.

PAG Quantitative Strategies Trading Limited holds 837,047 ADSs, representing 1,674,094, or 6.4%, of the Issuer’s Class A Ordinary Shares.